                                                                     Exhibit 5.1

                      [SULLIVAN & CROMWELL LLP LETTERHEAD]












                               September 26, 2003




Moore North America Finance, Inc.,
Moore Holdings U.S.A. Inc.,
Moore Wallace North America, Inc.,
FRDK Inc.,
G2.com Inc.,
   c/o Moore Wallace Incorporated,
      1200 Lakeside Drive,
         Bannockburn, Illinois 60015-1243.

Ladies and Gentlemen:

            In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of (a) $403,000,000 aggregate principal amount of 7 7/8% Senior Notes due 2011 (the "Exchange Notes") of Moore North America Finance, Inc. (the "Company") to be issued in exchange for the Company's outstanding 7 7/8% Senior Notes due 2011 and (b) related guarantees pursuant to
(i) the Indenture, dated as of March 14, 2003 (the "Indenture"), between the Company and Bank One, N.A., as Trustee (the "Trustee"), (ii) the Supplemental Indenture, dated as of May 15, 2003 (the "First Supplemental Indenture"), among the New Guarantors (as defined therein), the Company and the Trustee, (iii) the Second Supplemental Indenture, dated as of September 18, 2003 (the "Second Supplemental Indenture" and, together with the First Supplemental Indenture, the "Supplemental Indentures"), among the Company, the Guarantors (as


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                                                                             -2-

Moore North America Finance, Inc.
Moore Holdings U.S.A. Inc.
Moore Wallace North America, Inc.
FRDK Inc.
G2.com Inc.


defined therein) and the Trustee, (iv) the guaranty, dated September 18, 2003 (the "Guaranty"), and (v) the Registration Rights Agreement, dated as of March 14, 2003 (the "Registration Rights Agreement"), among the Company, the Representatives (as defined therein) and Moore Wallace Incorporated (formerly known as Moore Corporation Limited), a corporation continued under the Canada Business Corporations Act ("Moore Wallace"), we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

     With your approval, we have relied as to certain matters on information obtained from public officials, officers of the Company, Moore Wallace and Moore Wallace's subsidiaries listed on Annex A hereto (the "Subject Guarantors") and other sources believed by us to be responsible, and we have assumed that (i) each Guarantor (as defined in the Indenture) other than the Subject Guarantors (each individually referred to herein as an "Other Party" and, collectively, the "Other Parties") has been duly organized under the laws of its jurisdiction of organization and is an existing entity in good standing under the laws of its jurisdiction of organization, (ii) each of the documents referred to herein to which an Other Party is a party has been duly authorized, executed and delivered by such Other Party and, except as set forth in the opinions expressed below as to New York law, constitutes a valid and legally binding obligation of such Other Party enforceable against such Other Party, (iii) the Indenture and the Supplemental Indentures have been duly authorized, executed and delivered by the Trustee, and (iv) the execution, delivery and performance of such documents by each Other Party will not conflict with any provision of law (other than the Federal laws of the United States and the laws of the State of New York) applicable to

Moore North America Finance, Inc.
Moore Holdings U.S.A. Inc.
Moore Wallace North America, Inc.
FRDK Inc.
G2.com Inc.


such Other Party. The Subject Guarantors and the Other Parties shall constitute the "Guarantors", as listed on Annex B hereto, for purposes of this opinion letter.

            Upon the basis of such examination and subject to the foregoing, and subject also to the comments and qualifications set forth below, we advise you that, in our opinion, when the Securities and Exchange Commission (the "Commission") declares the Company's Registration Statement on Form S-4 relating to the Exchange Notes (the "Registration Statement") effective and the Exchange Notes have been duly executed, delivered and authenticated in accordance with the terms of the Indenture, the Exchange Notes and the Guaranty will constitute valid and legally binding obligations of the Company and the Guarantors, respectively, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers.

            The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Moore North America Finance, Inc.
Moore Holdings U.S.A. Inc.
Moore Wallace North America, Inc.
FRDK Inc.
G2.com Inc.


            The foregoing opinion is given as of the date hereof and assumes that no change in applicable law will occur between the date hereof and the date of the issuance and sale of the Exchange Notes and the Guaranty.

            In rendering the foregoing opinion, we have assumed (i) that the Exchange Notes will conform to the specimen thereof examined by us, (ii) that the Trustee's certificates of authentication of the Exchange Notes will be manually signed by one of the Trustee's authorized officers and (iii) that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of the Exchange Notes" in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                    Very truly yours,



                                    /s/ SULLIVAN & CROMWELL LLP


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                         ANNEX A: SUBSIDIARY GUARANTORS


1.    Moore Holdings U.S.A. Inc.
2.    Moore Wallace North America, Inc.
3.    FRDK Inc.
4.    G2.com Inc.



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                               ANNEX B: GUARANTORS

1.      Moore Wallace Incorporated
2.      MH Holdings Limited
3.      Moore Holdings U.S.A. Inc.
4.      Moore Wallace North America, Inc.
5.      Moore Financial Inc.
6.      The Nielsen Company
7.      Litho Industries, Inc.
8.      FRDK Inc.
9.      G2.com Inc.
10.     Peak Technologies, Inc.
11.     Wallace Technical Services, L.L.C.
12.     Wallace Heritage L.L.C.
13.     Visible Computer Supply Corporation
14.     Wallace Financial Services, L.L.C.
15.     Thomas Packaging, Corp.
16.     Wallace Integrated Graphics, Inc. (f/k/a Graphic Industries,
        Inc.)
17.     State Printing Company, Inc.
18.     Commercial Press, Incorporated
19.     Bruce Offset, Inc. (f/k/a Pearson 1, Inc.)
20.     W.E. Andrews Co., Inc.
21.     Metro Printing Incorporated
22.     Carpenter Reserve Printing Company
23.     Harvey Press, Inc.
24.     Presstar Printing Corporation
25.     The Stein Printing Company, Inc.
26.     Moore Brasil Ltda
27.     Moore International Hungary Financial Services Limited
        Liability Company
28.     Moore Group Services BVBA
29.     Moore Belgium NV
30.     Moore Response Marketing NV
31.     Moore Business Forms Holdings UK Limited
32.     Moore Business Forms Limited
33.     Moore Response Marketing Limited
34.     Moore International BV
35.     Moore Response Marketing BV
36.     Moore IMS B.V.